Exhibit 99.1

ATI Announces Second Quarter 2015 Results

Second Quarter 2015 Results

  Sales were $1.02 billion
  Segment operating profit was $39.2 million, or 3.8% of sales
  $10.8 million of HRPF start-up and Rowley PQ qualification costs
  Net loss attributable to ATI was $16.4 million, or $(0.15) per share, including the HRPF and Rowley costs
  PQ qualification achieved for premium-titanium products

PITTSBURGH--(BUSINESS WIRE)--July 21, 2015--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2015 sales of $1.02 billion and a net loss attributable to ATI of $16.4 million, or $(0.15) per share. Results were adversely affected by lower demand in both the Flat Rolled Products and High Performance Materials and Components segments. Sales declined 9% compared to the first quarter 2015, when ATI reported net income of $10.0 million, or $0.09 per share. Results for the second quarter 2014 were sales of $1.12 billion and a net loss from continuing operations attributable to ATI of $3.8 million, or $(0.03) per share.

“This was a challenging quarter due to business conditions in the Flat Rolled Products segment and further weakening in demand from the oil & gas market in the High Performance Materials and Components segment,” said Rich Harshman, Chairman, President and CEO.

“ATI sales to the aerospace market grew nearly 12% in the first half 2015 compared to the first half 2014. However, during the second quarter 2015, sales of our specialty materials to the aerospace market declined compared to the strong first quarter 2015 as supply chains were replenished in the first quarter and customers kept their inventories in line with the projected build rate.

“In the Flat Rolled Products segment, significant low-priced imports and distribution channel inventory reductions in response to falling base-selling prices and raw material surcharges negatively impacted results. Standard stainless sheet and plate product shipment volume was down 13% compared to the first quarter 2015 and 23% compared to the second quarter 2014, and sales of these products decreased by approximately 20% and 30%, respectively. ATI segment operating profit in the second quarter 2015 was also adversely affected by $10.6 million of start-up and qualification costs associated with our two strategic growth projects, the Hot-Rolling and Processing Facility (HRPF) and the Rowley premium-quality (PQ) titanium sponge facility.”

  ATI’s sales to key global markets represented 78% of ATI sales for the first half of 2015:
    Sales to the aerospace and defense markets were $794 million and represented 37% of ATI sales: 18% jet engine, 12% airframe, 7% defense.
    Sales to the oil & gas/chemical process industry market were $383 million and represented 18% of ATI sales: 12% oil & gas, 6% chemical process industry.
    Sales to the electrical energy market were $210 million and represented 10% of ATI sales.
    Sales to the automotive market were $179 million and represented 8% of ATI sales.
    Sales to the medical market were $115 million and represented 5% of ATI sales.
  Direct international sales were $895 million and represented 42% of ATI’s first half 2015 sales.
  Sales of high-value products were 80% of ATI first half 2015 sales, representing ATI’s highest percentage since we began our focus on more value-added products.

“Segment operating profit of $39 million, or 3.8% of sales, was over 50% below the prior quarter,” Mr. Harshman continued. “Operating profit in the High Performance Materials & Components segment was $42.6 million, or 8.3% of sales. Results reflect a decline in sales of our products to the oil & gas market, and a decline in sales to the aerospace market with a less favorable product mix compared to the first quarter. Segment operating profit continued to be negatively impacted by lower operating rates at our Rowley, UT titanium sponge facility and by our strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain products.

“Flat Rolled Products segment results were a loss of $3.4 million, the segment’s sixth quarterly operating loss over the last eight quarters. Base-selling prices for standard stainless steel sheet products were pressured by a surge of low-priced imports, primarily from China. Raw material surcharges continued to fall, primarily due to lower prices for nickel. Flat Rolled Products segment operating profit was reduced by $10.6 million of HRPF startup costs and inventory charges related to the market-based valuation of industrial titanium products.

“Cost reduction remains a strategic focus and we have targeted a minimum of $100 million in new gross cost reductions for 2015. Our operations achieved $53 million in gross cost reductions during the first half 2015. Managed working capital as a percentage of annualized sales increased to 39.5% at the end of June 2015 compared to 38.5% at year-end 2014 primarily due to lower sales volume in the second quarter 2015.

“Our balance sheet remains solid, with cash on hand of $251 million at the end of the second quarter 2015 and no borrowings outstanding under our $400 million domestic borrowing facility. Total debt to total capitalization of 37.0% at the end of the second quarter 2015 was unchanged from year-end 2014. Including expected payments associated with the HRPF project, we now expect 2015 capital expenditures to be approximately $250 million, of which $63 million has been spent in the first six months of 2015.”

Strategy and Outlook

“Our journey to sustainable, profitable growth continues in spite of the current challenging business conditions in several of our major markets. Important milestones were achieved during the second quarter 2015. ATI completed qualification for its premium-titanium products used in jet engine rotating parts made using ATI’s premium-quality (PQ) titanium sponge produced at our Rowley facility. This multi-year strategic project, which began operation in 2009, is an important component of ATI’s readiness for the expected strong ramp-up in aerospace market demand, and provides ATI with a secure, stable source of titanium raw materials. Additionally, we announced an expansion of our nickel-based superalloy powder capabilities. This project strengthens our position in the production of technically demanding powders to satisfy growing demand from the aerospace jet engine market and from the additive manufacturing industry, particularly for 3D printing applications.

“On May 28, we announced that during routine maintenance a defective component was discovered in the rotary crop shear (RCS) at the HRPF. Shortly after this discovery, our team was able to reprogram the HRPF to produce most of our flat-rolled products without the RCS. During the second quarter and continuing until now, new product qualification and new product development has been taking place at a rapid pace, and we continued to work to capture the quality and productivity benefits of the HRPF. The component failure is expected to cause projected operating results benefits to shift to 2016. We remain confident that in the long-term the $150-$250 million annual operating profit benefit from cost reductions and new product sales enabled by the HRPF will be unaffected by the short-term impact from the RCS component failure. The RCS replacement is expected to be online by the end of September.

“In our High Performance Materials & Components segment, we expect to see demand for our mill products, forgings and investment castings improve over the next several years due to record backlogs and strong demand from airframe and jet engine OEMs. In this segment, demand from the oil & gas market, primarily for exploration applications, is expected to remain depressed through the end of 2015, and perhaps longer. We also expect segment results to continue to be negatively impacted by operating rates at the Rowley facility throughout 2015.

“In our Flat Rolled Products segment, we expect selling prices and demand for our standard stainless products to remain under pressure until raw material prices recover and the level of imports normalize. High-value products sales are expected to weaken in the second half of 2015 as new orders will not fully replace a large oil & gas pipeline project that benefitted first half results. We expect the annual $150 million operating profit benefit from the HRPF, which includes the elimination of startup costs compared to 2014, to now be realized in 2016 following the replacement of the RCS.

“As previously stated, the collective bargaining agreements between ATI and the USW at many of our Flat Rolled Products domestic facilities, one ATI titanium facility in Albany, OR, and a specialty melt shop in Lockport, NY ended on June 30, 2015. Currently, operations continue under the terms of the expired agreements. ATI remains committed to negotiate new agreements with the USW that are fair, competitive, and consistent with our goal of continually improving the competitive cost position of our businesses.”

Results of operations were as follows:	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
	In Millions

Sales	$1,022.5	$1,125.5	$1,119.0	$2,148.0	$2,106.3

Income (loss) from continuing operations attributable to ATI	$(16.4)	$10.0	$(3.8)	$(6.4)	$(21.9)

	Per Diluted Share

Diluted net income (loss) from continuing operations attributable to ATI per common share	$(0.15)	$0.09	$(0.03)	$(0.06)	$(0.20)

Percentage of Total ATI Sales	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
High-Value Products	2015	2015	2014	2015	2014
Nickel-based alloys and specialty alloys	29%	29%	26%	29%	26%
Titanium and titanium alloys	16%	16%	14%	16%	15%
Precision forgings, castings and components	13%	13%	13%	13%	13%
Precision and engineered strip	13%	12%	13%	12%	13%
Zirconium and related alloys	7%	5%	6%	6%	6%
Grain-oriented electrical steel	4%	4%	4%	4%	4%
Total High-Value Products	82%	79%	76%	80%	77%

Second Quarter 2015 Financial Results

  Sales for the second quarter 2015 were $1.02 billion, decreasing 9% compared to both the first quarter 2015 and the second quarter 2014. Compared to the first quarter 2015, sales decreased 6% in the High Performance Materials & Components segment due to lower shipments of most products, and slightly lower mill product selling prices. Flat Rolled Products segment sales decreased 12% compared to the first quarter 2015 due primarily to lower shipments of standard products and lower selling prices for both high-value products and standard products.
  Second quarter 2015 segment operating profit was $39.2 million, or 3.8% of sales, compared to segment operating profit of $83.8 million, or 7.4% of sales, in the first quarter 2015, and $65.2 million, or 5.8% of sales, in the second quarter 2014. Second quarter 2015 results include $10.8 million of HRPF start-up and Rowley PQ qualification costs. Results for the second quarter 2015 included $5.0 million of LIFO inventory valuation reserve benefit, predominantly in the Flat Rolled Products segment, which was largely offset by a $4.8 million charge to increase net realizable value inventory reserves in the High Performance Materials & Components segment. These inventory valuation changes had the opposite effects in the second quarter 2014, with a $28.9 million in LIFO inventory valuation reserve charge mainly impacting the Flat Rolled Products segment, largely offset by a $26.0 million benefit in the High Performance Materials & Components segment from reducing net realizable value inventory reserves.
  The loss from continuing operations attributable to ATI for the second quarter 2015 was $16.4 million, or $(0.15) per share. For the first quarter 2015, income from continuing operations attributable to ATI was $10.0 million, or $0.09 per share. For the second quarter 2014, the loss from continuing operations attributable to ATI was $3.8 million, or $(0.03) per share.
  Cash on hand was $250.9 million, a decrease of $18.6 million from year-end 2014. Cash flow provided by operations for the first half 2015 was $91.5 million, despite $55.3 million of additional managed working capital. Cash flow used in investing activities was $63.8 million, primarily for capital expenditures. Cash flow used in financing activities was $46.3 million, primarily for dividends.

High Performance Materials & Components Segment

Market Conditions

  Demand in the second quarter 2015 was lower in all key end markets compared to the first quarter 2015. Sales to the oil & gas market were lower compared to the first quarter 2015. Sales to the jet engine and airframe aerospace markets were down 3% and 10%, respectively in the second quarter 2015 compared to the first quarter 2015. Demand also weakened slightly in the second quarter from the electrical energy and medical markets. Sales of our titanium and titanium alloys decreased 8%; sales of our nickel-based and specialty alloys decreased 10%; and sales of precision forgings, castings and components decreased 6%. Sales increased 6% for zirconium and related alloys. International sales represented 43% of total segment sales for the second quarter 2015.

Second quarter 2015 compared to second quarter 2014

  Sales decreased 1% to $511.1 million compared to the second quarter 2014 primarily as a result of lower mill product shipments. Sales of titanium and titanium alloys were 14% higher compared to the second quarter 2014. Sales of other products were lower, with sales of nickel-based and specialty alloys down 7%; sales of forgings, castings and components down 8%; and sales of zirconium and related alloys down 2%.
  Segment operating profit declined to $42.6 million, or 8.3% of total sales, compared to $85.1 million, or 16.6% of total sales, for the second quarter 2014 primarily as a result of lower sales of most product forms and a $4.8 million charge for inventory valuation reserve adjustments, compared to a $26.0 million benefit in the prior year quarter. Segment results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility and by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Results benefited from $32 million of gross cost reductions in the first half 2015.

Flat Rolled Products Segment

Market Conditions

  Demand weakened compared to the first quarter 2015. Compared to the first quarter 2015, sales decreased 7% for high-value products, driven by nickel-based alloys and specialty alloys. Standard stainless (sheet and plate) products sales were down 21%. Second quarter 2015 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 1.7 million pounds, a 14% decrease compared to the first quarter 2015, due to continued weak demand from global industrial markets. International sales represented 43% of total segment sales for the second quarter 2015.

Second quarter 2015 compared to second quarter 2014

  Sales were $511.4 million, 16% lower compared to the second quarter 2014, primarily due to lower shipments for nearly all products, and lower selling prices for standard products and most high-value products. Shipments of standard stainless products decreased 23%, reflecting a surge of low-priced imports, primarily from China, and aggressive inventory reductions by distribution customers. Shipments of high-value products decreased 3%. Average selling prices decreased 9% for standard stainless products and 2% for high-value products. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating loss was $3.4 million, or (0.7%) of sales, compared to a second quarter 2014 loss of $19.9 million, or (3.3%) of sales. The lower operating loss was primarily driven by lower inventory valuation reserve charges. The second quarter 2015 included $5.1 million of LIFO inventory valuation reserve benefit, compared to a $29.9 million LIFO inventory valuation reserve charge in the second quarter 2014. Results in both periods also included a major portion of the higher costs related to the Rowley titanium sponge facility, including charges for the market-based valuation of industrial titanium products, as well as higher raw material costs due to the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products. Segment results in both periods included approximately $4 million in HRPF start-up costs.
  Results benefited from $21 million in gross cost reductions in the first half 2015.

Other Expenses

  Interest expense, net of interest income and capitalized interest, for the second quarter 2015 was $26.8 million, compared to $28.5 million in the second quarter 2014. The decrease in interest expense was primarily due to lower debt levels. Capitalized interest on major strategic capital projects reduced interest expense by $0.5 million and $1.4 million for the 2015 and 2014 second quarters, respectively.
  Retirement benefit expense, which includes defined benefit pension expense and both defined benefit and defined contribution other postretirement expense, decreased to $19.3 million in the second quarter 2015, compared to $24.1 million in the second quarter 2014. Approximately 95% of 2015 retirement benefit expense is included in cost of sales, with the remainder included in selling and administrative expenses.

ATI will conduct a conference call with investors and analysts on Tuesday, July 21, 2015, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppage; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2014, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.3 billion for the twelve months ended June 30, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

Sales	$1,022.5	$1,125.5	$1,119.0	$2,148.0	$2,106.3
Costs and expenses:
Cost of sales	945.5	1,016.0	1,029.5	1,961.5	1,946.6
Selling and administrative expenses	72.4	63.1	65.7	135.5	133.4
Income before interest, other income and income taxes	4.6	46.4	23.8	51.0	26.3
Interest expense, net	(26.8)	(26.7)	(28.5)	(53.5)	(57.6)
Other income, net	0.6	0.9	1.3	1.5	1.9
Income (loss) from continuing operations before income taxes	(21.6)	20.6	(3.4)	(1.0)	(29.4)
Income tax provision (benefit)	(7.7)	8.0	(2.9)	0.3	(12.9)
Income (loss) from continuing operations	(13.9)	12.6	(0.5)	(1.3)	(16.5)
Income (loss) from discontinued operations, net of tax	-	-	(0.2)	-	(2.1)
Net income (loss)	$(13.9)	$12.6	$(0.7)	$(1.3)	$(18.6)
Less: Net income attributable to noncontrolling interests	2.5	2.6	3.3	5.1	5.4
Net income (loss) attributable to ATI	$(16.4)	$10.0	$(4.0)	$(6.4)	$(24.0)

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.15)	$0.09	$(0.03)	$(0.06)	$(0.20)
Discontinued operations attributable to ATI per common share	-	-	-	-	(0.02)
Basic net income (loss) attributable to ATI per common share	$(0.15)	$0.09	$(0.03)	$(0.06)	$(0.22)

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.15)	$0.09	$(0.03)	$(0.06)	$(0.20)
Discontinued operations attributable to ATI per common share	-	-	-	-	(0.02)
Diluted net income (loss) attributable to ATI per common share	$(0.15)	$0.09	$(0.03)	$(0.06)	$(0.22)

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$(16.4)	$10.0	$(3.8)	$(6.4)	$(21.9)
Income (loss) from discontinued operations, net of tax	-	-	(0.2)	-	(2.1)
Net income (loss)	$(16.4)	$10.0	$(4.0)	$(6.4)	$(24.0)

Weighted average common shares outstanding -- basic (millions)	107.3	107.2	107.1	107.2	107.0
Weighted average common shares outstanding -- diluted (millions)	107.3	108.0	107.1	107.2	107.0
Actual common shares outstanding -- end of period (millions)	109.2	109.2	108.7	109.2	108.7

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Sales:
High Performance Materials & Components	$511.1	$542.8	$514.1	$1,053.9	$998.5
Flat Rolled Products	511.4	582.7	604.9	1,094.1	1,107.8

Total External Sales	$1,022.5	$1,125.5	$1,119.0	$2,148.0	$2,106.3

Operating Profit (Loss):

High Performance Materials & Components	$42.6	$75.9	$85.1	$118.5	$154.2
% of Sales	8.3%	14.0%	16.6%	11.2%	15.4%

Flat Rolled Products	(3.4)	7.9	(19.9)	4.5	(45.5)
% of Sales	-0.7%	1.4%	-3.3%	0.4%	-4.1%

Operating Profit	39.2	83.8	65.2	123.0	108.7
% of Sales	3.8%	7.4%	5.8%	5.7%	5.2%

Corporate expenses	(9.2)	(11.8)	(11.7)	(21.0)	(23.2)

Interest expense, net	(26.8)	(26.7)	(28.5)	(53.5)	(57.6)

Closed company and other expenses	(5.5)	(5.4)	(4.3)	(10.9)	(9.3)

Retirement benefit expense	(19.3)	(19.3)	(24.1)	(38.6)	(48.0)

Income (loss) from continuing operations before income taxes	$(21.6)	$20.6	$(3.4)	$(1.0)	$(29.4)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	June 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$250.9	$269.5
Accounts receivable, net of allowances for doubtful accounts of $4.8 million at June 30, 2015 and December 31, 2014	593.4	603.6
Inventories, net	1,472.9	1,472.8
Prepaid expenses and other current assets	66.3	136.2
Total Current Assets	2,383.5	2,482.1

Property, plant and equipment, net	2,946.7	2,961.8
Cost in excess of net assets acquired	781.5	780.4
Other assets	357.6	358.3

Total Assets	$6,469.3	$6,582.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$487.5	$556.7
Accrued liabilities	314.4	323.2
Deferred income taxes	67.8	62.2
Short term debt and current portion of long-term debt	18.3	17.8
Total Current Liabilities	888.0	959.9

Long-term debt	1,502.7	1,509.1
Accrued postretirement benefits	397.1	415.8
Pension liabilities	722.1	739.3
Deferred income taxes	143.6	80.9
Other long-term liabilities	103.0	156.2
Total Liabilities	3,756.5	3,861.2

Redeemable noncontrolling interest	12.1	12.1

Total ATI stockholders' equity	2,584.3	2,598.4
Noncontrolling interests	116.4	110.9
Total Equity	2,700.7	2,709.3

Total Liabilities and Equity	$6,469.3	$6,582.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Six Months Ended
	June 30
	2015	2014

Operating Activities:

Net loss	$(1.3)	$(18.6)

Depreciation and amortization	93.6	87.5
Deferred taxes	(9.6)	10.5
Change in managed working capital	(55.3)	(127.6)
Change in retirement benefits	5.0	10.9
Accrued liabilities and other	59.1	(0.2)
Cash provided by (used in) operating activities	91.5	(37.5)
Investing Activities:
Purchases of property, plant and equipment	(63.3)	(97.9)
Purchases of businesses, net of cash acquired	(0.5)	(92.5)
Asset disposals and other	-	2.1
Cash used in investing activities	(63.8)	(188.3)
Financing Activities:
Payments on long-term debt and capital leases	(6.3)	(403.4)
Dividends paid to shareholders	(38.6)	(38.6)
Taxes on share-based compensation and other	(1.4)	(3.9)
Cash used in financing activities	(46.3)	(445.9)
Decrease in cash and cash equivalents	(18.6)	(671.7)
Cash and cash equivalents at beginning of period	269.5	1,026.8
Cash and cash equivalents at end of period	$250.9	$355.1

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	130,061	129,203	133,820	259,264	256,589
Standard	148,794	171,154	193,699	319,948	359,100
Flat Rolled Products total	278,855	300,357	327,519	579,212	615,689

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.56	$2.75	$2.60	$2.65	$2.49
Standard	$1.19	$1.30	$1.31	$1.25	$1.28
Flat Rolled Products combined average	$1.83	$1.93	$1.84	$1.88	$1.79

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$(16.4)	$10.0	$(3.8)	$(6.4)	$(21.9)

Redeemable noncontrolling interest	-	(0.1)	-	(0.1)	-
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI after assumed conversions	$(16.4)	$9.9	$(3.8)	$(6.5)	$(21.9)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.3	107.2	107.1	107.2	107.0
Effect of dilutive securities:
Share-based compensation	-	0.8	-	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	107.3	108.0	107.1	107.2	107.0

Basic income (loss) from continuing operations attributable to ATI per common share	$(0.15)	$0.09	$(0.03)	$(0.06)	$(0.20)

Diluted income (loss) from continuing operations attributable to ATI per common share	$(0.15)	$0.09	$(0.03)	$(0.06)	$(0.20)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30,	December 31,
	2015	2014

Accounts receivable	$593.4	$603.6
Inventory	1,472.9	1,472.8
Accounts payable	(487.5)	(556.7)
Subtotal	1,578.8	1,519.7

Allowance for doubtful accounts	4.8	4.8
LIFO reserve	(9.3)	(4.8)
Inventory reserves	71.0	68.9
Corporate and other	4.5	5.9
Managed working capital	$1,649.8	$1,594.5

Annualized prior 2 months sales	$4,180.2	$4,144.5

Managed working capital as a % of annualized sales	39.5%	38.5%

June 30, 2015 change in managed working capital	$55.3

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30,	December 31,
	2015	2014

Total debt	$1,521.0	$1,526.9
Less: Cash	(250.9)	(269.5)
Net debt	$1,270.1	$1,257.4

Net debt	$1,270.1	$1,257.4
Total ATI stockholders' equity	2,584.3	2,598.4
Net ATI capital	$3,854.4	$3,855.8

Net debt to ATI capital	33.0%	32.6%

Total debt	$1,521.0	$1,526.9
Total ATI stockholders' equity	2,584.3	2,598.4
Total ATI capital	$4,105.3	$4,125.3

Total debt to total ATI capital	37.0%	37.0%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004